As filed with the Securities and Exchange Commission on December 18, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN CASTLE INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	76-0470458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1220 Augusta Drive

Suite 500

Houston, Texas 77057

(Address, including zip code, of Principal Executive Offices)

CROWN CASTLE INTERNATIONAL CORP.

2001 STOCK INCENTIVE PLAN

CROWN CASTLE INTERNATIONAL CORP.

2004 STOCK INCENTIVE PLAN

CROWN CASTLE INTERNATIONAL CORP. 401(k) PLAN

(Full title of the plans)

Jay A. Brown

Chief Financial Officer

Crown Castle International Corp.

1220 Augusta Drive, Suite 500

Houston, Texas 77057

(Name and Address for Agent For Service)

(713) 570-3000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

E. Blake Hawk

Executive Vice President

and General Counsel

Crown Castle International Corp.

1220 Augusta Drive, Suite 500

Houston, Texas 77057

(713) 570-3000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share
Additional 2004 Plan Shares (3)	4,700,000 shares	$35.79	$168,213,000	$ 9,387
Additional 2001 Plan Shares (4)	600,000 shares	$35.79	$21,474,000	$1,198
Total	5,300,000 shares	$35.79	$189,687,000	$10,585

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement registers an indeterminate number of additional shares as may become issuable under the anti-dilution provisions of the Crown Castle International Corp. (“Registrant” or the “Company”) incentive plans described herein in connection with stock splits, stock dividends and similar transactions. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests under the Registrant’s 401(k) Plan.
(2)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act, based upon the average of the high and low sale prices on December 11, 2009 of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), as reported by the New York Stock Exchange composite tape ($35.79 per share).
(3)	This registration statement is being filed pursuant to Instruction E of Form S-8, in part, to register (1) an additional 3,000,000 shares of Common Stock in connection with the First Amendment to the Registrant’s 2004 Stock Incentive Plan (“2004 Plan”) approved by the Registrant’s stockholders on April 11, 2007, and (2) an additional 1,700,000 shares of Common Stock for issuances under the 2004 Plan upon the forfeiture of certain previously outstanding awards under the 2004 Plan. 16,000,000 shares of Common Stock were previously registered for issuances under the 2004 Plan on a registration statement on Form S-8 (File No. 333-118659), filed on August 30, 2004 (the “2004 Registration Statement”).
(4)	This registration statement is being filed pursuant to Instruction E of Form S-8, in part, to register an additional 600,000 shares of Common Stock for issuances under the Registrant’s 2001 Stock Incentive Plan (the “2001 Plan”) upon the forfeiture of certain previously outstanding awards under the 2001 Plan. 8,000,000 shares of Common Stock were previously registered for issuances under the 2001 Plan on a registration statement on Form S-8 (File No. 333-101008) filed on November 5, 2002 (the “2002 Registration Statement”).

STATEMENT UNDER GENERAL INSTRUCTION E—REGISTRATION OF

ADDITIONAL SECURITIES

16,000,000 shares of Common Stock were registered on the 2004 Registration Statement for issuance under the 2004 Plan. This registration statement is being filed pursuant to Instruction E of Form S-8, in part, to register (1) an additional 3,000,000 shares of Common Stock in connection with the First Amendment to the 2004 Plan, and (2) an additional 1,700,000 shares of Common Stock for issuances under the 2004 Plan upon the forfeiture of certain previously outstanding awards under the 2004 Plan.

8,000,000 shares of Common Stock were registered on the 2002 Registration Statement for issuance under the 2001 Plan. This registration statement is being filed pursuant to Instruction E of Form S-8, in part, to register an additional 600,000 shares of Common Stock for issuances under the 2001 Plan upon the forfeiture of certain previously outstanding awards under the 2001 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 26, 2009 (together with Amendment No. 1 thereto on Form 10-K/A filed on October 26, 2009);

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 (together with Amendment No. 1 on Form 10-Q/A filed on August 28, 2009) and September 30, 2009, filed on May 7, 2009, August 5, 2009 and November 6, 2009, respectively;

•

Current Reports on Form 8-K filed on January 6, 2009, January 23, 2009, January 29, 2009, February 25, 2009, April 8, 2009, April 16, 2009, May 5, 2009, July 2, 2009, July 20, 2009, August 4, 2009, August 11, 2009, October 20, 2009, October 22, 2009, and October 28, 2009;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2008; and

•

The description of our common stock contained in the Registration Statement on Form S-1 filed with the Commission on June 19, 1998, including any subsequent or future amendment or report for the purpose of updating such description.

Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K are not incorporated herein by reference.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL.

The validity of the Crown Castle International Corp. Common Stock, par value $0.01 per share, offered hereby has been passed upon by Donald J. Reid, Jr., Associate General Counsel and Corporate Secretary of the Registrant. As of the date of filing of this Registration Statement, Mr. Reid beneficially owns shares of the Registrant’s Common Stock and options to purchase shares of the Registrant’s Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the DGCL, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Accordingly, the certificate of incorporation of the registrant provides that the registrant shall, to the maximum extent permitted under the DGCL, indemnify each person who is or was a director or officer of the registrant. The registrant may, by action of the board of directors, indemnify other employees and agents of the registrant, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the registrant, with the same scope and effect as the indemnification of directors and officers of the registrant. However, the registrant shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the certificate of incorporation or otherwise by the registrant. The registrant may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the certificate of incorporation.

Furthermore, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

The registrant’s by-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the registrant or, while a director or officer of the registrant, a director, officer, employee or agent of a subsidiary, another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the registrant to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the registrant shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors or is a Proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the registrant’s by-laws. The registrant shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the registrant as authorized in the registrant’s by-laws or otherwise.

The registrant’s by-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the registrant’s by-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, other provision of the registrant’s by-laws or otherwise. The registrant may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the registrant or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The registrant’s by-laws further provide that the registrant may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the registrant the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the registrant or a subsidiary thereof and to any person who is or was serving at the request of the registrant or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the registrant or a subsidiary thereof, to the fullest extent of the provisions of the registrant’s by-laws with respect to the indemnification and advancement of expenses of directors and officers of the registrant.

The registrant carries liability insurance for its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Crown Castle International Corp., dated May 24, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Commission on May 30, 2007).

4.2	Amended and Restated Bylaws of Crown Castle International Corp., dated May 24, 2007 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Commission on May 30, 2007).

4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1 previously filed by the Company, Reg. No. 33-57283).

4.4	Crown Castle International Corp. 2001 Stock Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on May 8, 2001).

4.5	Crown Castle International Corp. 2004 Stock Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 13, 2004).

5.1*	Opinion of Counsel.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

ITEM 8.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on December 18, 2009.

CROWN CASTLE INTERNATIONAL CORP.

By:	/S/ W. BENJAMIN MORELAND
W. Benjamin Moreland
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints E. Blake Hawk, Jay A. Brown and W. Benjamin Moreland, and each of them, any one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on this 18th day of December, 2009.

Signature	Capacity

/S/ W. BENJAMIN MORELAND W. Benjamin Moreland	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ JAY A. BROWN Jay A. Brown	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ ROB A. FISHER Rob A. Fisher	Vice President and Controller (Principal Accounting Officer)

/S/ J. LANDIS MARTIN J. Landis Martin	Chairman of the Board of Directors

/S/ JOHN P. KELLY John P. Kelly	Executive Vice-Chairman of the Board of Directors

/S/ DAVID C. ABRAMS David C. Abrams	Director

/S/ CINDY CHRISTY Cindy Christy	Director

/S/ ARI Q. FITZGERALD Ari Q. Fitzgerald	Director

/S/ ROBERT E. GARRISON Robert E. Garrison	Director

/S/ DALE N. HATFIELD Dale N. Hatfield	Director

/S/ LEE W. HOGAN Lee W. Hogan	Director

/S/ EDWARD C. HUTCHESON, JR. Edward C. Hutcheson, Jr.	Director

/S/ ROBERT F. MCKENZIE Robert F. McKenzie	Director

EXHIBIT INDEX

Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Crown Castle International Corp., dated May 24, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Commission on May 30, 2007).

4.2	Amended and Restated Bylaws of Crown Castle International Corp., dated May 24, 2007 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Commission on May 30, 2007).

4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1 previously filed by the Company, Reg. No. 33-57283).

4.4	Crown Castle International Corp. 2001 Stock Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on May 8, 2001).

4.5	Crown Castle International Corp. 2004 Stock Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 13, 2004).

5.1*	Opinion of Counsel

23.1*	Consent of KPMG LLP.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.